Exhibit 10.31

SEVERANCE, CONSULTATION AND NON-COMPETITION AGREEMENT
AND COVENANTS

Effective Date: February 4, 2012

1.	PARTIES.
The parties to this Severance, Consultation and Non-Competition Agreement and Covenants (hereinafter “Agreement”) are DONALD W. HAMAKER and SCHNITZER STEEL INDUSTRIES, INC., an Oregon corporation (“SCHNITZER”).
1.1    DONALD W. HAMAKER.
For the purposes of this Agreement, HAMAKER means DONALD W. HAMAKER, his attorneys, heirs, executors, administrators, assigns, and spouse (as applicable).
1.2    THE COMPANY.
For purposes of this Agreement the “Company” means SCHNITZER, and all subsidiaries, affiliated companies and other business entities thereof, all predecessors and successors of each, and all of each entity’s officers, shareholders, directors, employees, agents, or assigns in their individual and representative capacities.

2.	BACKGROUND AND PURPOSE.
HAMAKER was employed by SCHNITZER pursuant to an employment contract dated September 13, 2005 (the “Employment Contract”). The Employment Contract ended on September 6, 2008 and HAMAKER became an at-will employee of SCHNITZER at that time, except that the provisions of the Employment Contract relating to severance payments and non-competition obligations continued in force as set forth in the Employment Contract. HAMAKER gave notice of

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his resignation of employment on January 17, 2012. HAMAKER’s employment with the Company terminated February 3, 2012. At HAMAKER’s request, the Company has agreed to amend the provisions of the Employment Contract relating to severance payments and non-competition obligations as set out herein. The parties are entering into this Agreement to define the severance relationship and HAMAKER’s non-competition obligations, to provide for certain post-resignation services by HAMAKER and to settle fully and finally any and all claims HAMAKER may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to the Employment Contract, HAMAKER’s resignation or any other claims, whether asserted or not, known or unknown, past or future, that relate to the Employment Contract, HAMAKER’s employment and resignation.

3.	RELEASE.
HAMAKER waives, acquits and forever discharges Company from any and all claims HAMAKER may have. HAMAKER hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any contract with or employment of, HAMAKER by Company, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to HAMAKER’s employment, resignation, Employment Contract, compensation or benefits, with the exception of any claim HAMAKER may have against SCHNITZER for enforcement of this Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the state or local statutes where HAMAKER was employed by SCHNITZER dealing with civil rights, employment, wage and hour, discrimination in employment, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Act (42 U.S.C.

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§§ 1981-1988), the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, all as amended, any regulations under such authorities, or any other applicable constitutional, statutory, contract, tort, or common law theories, except that HAMAKER does not hereby release SCHNITZER from its obligations under this Agreement, its contribution and indemnification obligations whether arising under this Agreement or otherwise, from any coverage under any policy of insurance providing indemnity and related costs for the benefit of HAMAKER or for vested benefits under SCHNTIZER’S defined benefit pension plan. As a partial inducement to HAMAKER to provide the foregoing release, SCHNITZER confirms that as of the date of this Agreement, SCHNITZER’S executive management is not aware of any claims or facts which would give rise to a claim by SCHNITZER against HAMAKER.
4.    CONSIDERATION.
SCHNITZER shall pay HAMAKER the sum of $23,373 and No /100 Dollars every two weeks for a period of six months (less applicable withholding) with the first payment due on February 17, 2012. SCHNITZER shall pay HAMAKER the sum of One Hundred and Twenty Five Thousand and No/100 Dollars ($125,000.00) as a bonus on February 4, 2013 (less applicable withholding). SCHNITZER will pay HAMAKER the sum of $14,603 that he may elect to use to purchase medical, dental and vision benefits. All such consideration is conditioned upon HAMAKER’s compliance with the obligations set out herein.
5.    CONSULTATION AND NON-COMPETITION.

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5.1    HAMAKER agrees that for the period from February 4, 2012 until August 4, 2012 HAMAKER will, at the request of SCHNITZER’s Chief Executive Officer, make himself available to SCHNITZER during normal business hours or as otherwise agreed by the parties for consultation. HAMAKER’s consultation obligation is limited to no more than 40 hours per month. HAMAKER agrees that he is acting as an independent contractor and not an employee of SCHNITZER, is not subject to the direct supervision or control by SCHNITZER, and is not eligible for paid time off, compensation or benefits except as set forth in Section 4.
5.2    HAMAKER agrees that for the period from February 4, 2012 until August 4, 2012, HAMAKER will not promote, provide services in connection with, participate in, assist or engage in any proposed or actual activity relating to or constituting a business engaged in the recycling of metals and related materials, including, but not limited to: Sims Metal Management, European Metal Recycling, Grimmel Industries, Inc., Newell Recycling, LLC, Hugo Neu Corporation, American Iron & Metal Co., Inc. and SA Recycling and, in each case, their subsidiaries and affiliates, or any acquisition or joint venture target identified in MRB’s strategic planning process as of the date of this Agreement.

6.	NONDISPARAGEMENT.
HAMAKER agrees that HAMAKER will not disparage or make false or adverse statements about Company. SCHNITZER shall report to HAMAKER any actions or statements that are attributed to HAMAKER and known to SCHNITZER’s senior management that SCHNITZER believes are disparaging, false or adverse.
SCHNITZER agrees that no member of SCHNITZER’s Executive Committee will disparage or make false or adverse statements about HAMAKER. HAMAKER shall report to SCHNITZER’s Chief Executive Officer any actions or statements that are attributed to members of the Executive Committee that HAMAKER believes are disparaging, false or adverse.

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7.	CONFIDENTIAL, PROPRIETARY AND TRADE SECRET INFORMATION.
During the course of his employment with SCHNITZER, HAMAKER acquired knowledge of information considered by SCHNITZER to be confidential and proprietary, including without limitation, that regarding: (a) matters of a technical nature such as know-how, formulas, trade secrets, secret processes or machines, inventions or research projects; (b) matters of a business nature such as information about costs, profits, pricing policies, markets, sales, suppliers, customers, plans for future development, plans for future products, marketing plans or strategies; and (c) other information of a similar nature not generally disclosed by SCHNITZER to the public, all of which information is referred to collectively hereafter as “Confidential Information.”
HAMAKER agrees that he will forever (1) keep secret and retain in the strictest confidence all Confidential Information, (2) not disclose Confidential Information to any third party unless such disclosure is specifically authorized in writing by SCHNITZER, and (3) not use any Confidential Information for any purpose other than performance of services for SCHNITZER. HAMAKER further agrees to deliver promptly to SCHNITZER all memoranda, notes, records, reports, manuals, drawings or other documents (and all copies thereof) relating to SCHNITZER business, and all property associated therewith, that are in the possession of or under the control of HAMAKER.
Confidential Information shall not include any data or information that (i) has been or becomes voluntarily disclosed by the Company to the general public; (ii) has been independently developed and disclosed to the general public by others; (iii) otherwise enters the public domain through lawful means; or (iv) was acquired by HAMAKER by lawful means on the date of receipt of such information or becomes available to HAMAKER from another party who is not subject to a confidentiality restriction imposed by the Company.

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Should HAMAKER, HAMAKER’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose Confidential Information HAMAKER shall promptly notify SCHNITZER of such request and provide SCHNITZER an opportunity to appear and protect its interests.
Until February 4, 2013, HAMAKER agrees not to, directly or indirectly, solicit for purposes of employment, offer to hire, entice away, or enter into any employment or consulting contract with any employee of the Company, or otherwise solicit, induce or encourage any such person to discontinue any employment relationship with the Company (other than through general advertising or other general solicitation not targeted directly to the Company’s employees) without SCHNITZER’s prior written consent.

8.	COVENANTS.

8.1    HAMAKER’S COVENANT NOT TO PROSECUTE OR MAINTAIN ANY ACTION OR PROCEEDING AGAINST COMPANY.
In exchange for the consideration set out in Section 4, HAMAKER covenants not to prosecute or hereafter maintain or institute any action at law, suit or proceeding in equity, administrative or any proceeding of any kind or nature whatsoever against Company for any reason related in any way to any claim released herein. HAMAKER further covenants and agrees that HAMAKER will not raise any claim against Company by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim, demand, liability or cause of action released herein.
8.2    COOPERATION IN DEFENSE OF COMPANY; CONSULTATION.
HAMAKER covenants now and in the future that HAMAKER will assist Company to the best of HAMAKER’s ability in the defense of any claim brought against Company of which HAMAKER has any personal knowledge and SCHNITZER agrees it will reimburse HAMAKER reasonable out-of-pocket expenses in providing such assistance.

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9.	LIMITATION OF LIABILITY.
HAMAKER’s liability for breach of this Agreement shall be limited to the total amounts paid under Section 4.

10.	SCOPE OF AGREEMENT.
The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the parties; to SCHNITZER’s affiliates, successors, predecessors, assigns, directors, officers, and employees; and to each parties’ insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Agreement.

11.	OPPORTUNITY FOR ADVICE OF COUNSEL.
HAMAKER acknowledges that HAMAKER has been encouraged by SCHNITZER to seek advice of counsel with respect to this Agreement and has had the opportunity to do so.

12.	SEVERABILITY.
Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Agreement, which terms and provisions shall remain binding and enforceable.

13.	NO WAIVER.
Failure of either party to enforce any term of this Agreement shall not constitute a waiver of the party’s right to enforce that term or any other term of this Agreement.

14.	COSTS AND ATTORNEY’S FEES.

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The parties each agree to bear their own costs and attorneys’ fees which have been or may be incurred in connection with any matter herein or in connection with the negotiation and consummation of this Agreement or any action to enforce the provisions of this Agreement.

15.	GOVERNING LAW.
The rights and obligations of the parties under this Agreement shall in all respects be governed by the laws of the United States and the State of Oregon.

16.	EFFECTIVE DATE; ENTIRE AGREEMENT; MODIFICATION.
This Agreement is effective as of February 4, 2012. This Agreement contains the entire agreement and understanding between the parties. This Agreement supersedes and replaces all other prior negotiations and proposed agreements, written or oral as to HAMAKER’s separation, including the Employment Contract. HAMAKER and SCHNITZER acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Agreement concerning the subject matter of this Agreement or to induce this Agreement, and HAMAKER and SCHNITZER acknowledge that they have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained in this Agreement.
No modification or waiver of any of the provisions or any future representation, promise or addition shall be binding upon the parties unless made in writing and signed by the parties.

Name:	/s/ Donald W. Hamaker
DONALD W. HAMAKER

SCHNITZER STEEL INDUSTRIES

By:	/s/ Belinda Gaye Hyde
Its:	Chief Human Resources Officer

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